Exhibit 99.1

Guidant Updates Worldwide Physician Communication Regarding Important Safety Information About Certain Pacemakers

Indianapolis, Ind. — January 23, 2006 — Guidant Corporation (NYSE: GDT) is voluntarily advising and updating physicians about important safety information regarding certain older model pacemakers. This communication advises physicians about potential unanticipated device behaviors and is intended to limit adverse events. Physicians should use this information to decide how best to treat their patients.

July 18, 2005, Advisory Population Update

On July 18, 2005, Guidant informed physicians about the potential unintended device behaviors in a subset of the following devices:

PULSAR® MAX

PULSAR

DISCOVERY®

MERIDIAN®

PULSAR MAX II

DISCOVERY II

VIRTUS PLUS® II

INTELIS II

CONTAK® TR

A hermetic sealing component utilized in 78,000 devices manufactured between October 27, 1997 and October 26, 2000 may experience a gradual degradation, resulting in a higher than normal moisture content within the pacemaker case late in the device’s service life. This can result in serious health consequences as discussed in the July 18, 2005 physician letter. The U.S. Food and Drug Administration (FDA) classified the July 18, 2005 communication as a Class I recall. These products have not been sold or implanted for the last four years.

As of January 9, 2006, there have been a total of 145 reported incidents, which represents a rate of occurrence of 0.19%. It is estimated that 16,000 devices in this advisory population remain implanted worldwide. Guidant’s projected rate of occurrence for reported events within the remaining lifetime of active devices is now estimated to be between 0.31% and 0.88%, which has increased from the July 18, 2005 estimate of between 0.17% and 0.51%. Guidant’s original patient management recommendations remain unchanged. Guidant recommends that physicians reassess their patients in light of the increased projected rate of occurrence.

Second Population

Since July 18, 2005, Guidant has identified a second population of 54,000 devices manufactured between October 19, 1998 and December 5, 2000 that are at risk of hermetic seal degradation, though at a much lower rate than the advisory population. At the time devices in the second population were assembled, hermetic sealing components susceptible to gradual degradation were mistakenly mixed with a much larger group of non-susceptible components. Within the second population of 54,000 devices, Guidant has identified by model number and date-of-manufacture approximately 2,500 devices with susceptible components, but is unable to identify susceptible devices by serial number.

Guidant has communicated this information to regulatory agencies worldwide. The FDA has indicated that it may consider this communication as an expansion of the original Class I recall.

As of January 9, 2006, a total of five reported incidents out of 54,000 represents a rate of occurrence of 0.009%. Guidant has confirmed hermetic seal degradation in two of the five reports. It is estimated that 19,300 devices in this second population remain implanted worldwide.

If a device in the second population has a susceptible component, it is subject to a risk of hermetic seal degradation equal to that of the original population. However, because devices with a susceptible component cannot be specifically identified and are distributed among the 54,000 devices in the second population, the projected rate of occurrence for reported events within the second population is substantially lower than the projected rate of occurrence for the original advisory population. For the remaining lifetime of active devices, the projected rate of occurrence for reported events within the second population is estimated to be between 0.02% and 0.06%. Physicians should consider the much lower projected rate of occurrence and the needs of each individual patient, including pacemaker dependency, when making patient management decisions for patients in the second population.

Guidant's warranty supplement program, subject to certain conditions, provides a no cost replacement device and up to $2,500 in unreimbursed medical expenses. The program is available through June 30, 2006 and is applicable to both populations.

Patient safety is Guidant’s primary concern, for additional information contact 1-866-GUIDANT (1-866-484-3268) (24/7) and www.guidant.com/physician_communications.

This release includes forward-looking statements concerning the course of developments with respect to the affected products. These statements are based on assumptions about many important factors, including continuing developments with respect to adverse event rates, regulatory agency actions, and other factors identified on Exhibit 99 to the company’s most recent 10-Q. Actual results may differ materially. The company does not undertake to update its forward-looking statements.

Contacts

Guidant Corporation

Steven Tragash, Corporate Communications, 317-971-2031

Andy Rieth, Investor Relations, 317-971-2061

Doug Hughes, Investor Relations, 317-971-2039

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